MUNIENHANCED FUND, INC.

FILE # 811-5739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
9/22/2005	NJ Economic Development Authority 5.125% 3/1/28	3,100,000	750,000,000	RBC Dain Rauscher Banc of America Morgan Stanley PNC Capital Markets Wachovia Bank Advest Inc Jackson Securities Loop Capital Popular Securities Powell Capital Markets Ramirez & Co Siebert Brandford
9/30/2005	Mass St Muni GO 5% 09/01/2025	2,500,000	761,095,000

Goldman Sachs

Bear Stearns

Citigroup

JP Morgan

Lehman Brothers

Merrill Lynch

UBS Financial

A.G. Edwards & Sons

Advest

Banc of America

Corby Capital

Edward D. Jones

First Albany

M.R. Beal

Morgan Keegan

National Financial

Ramirez & Co.

Raymond James

RBC Dain Rauscher

Southwest Securities

Wachovia Bank

Eastern Bank